Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-162989) on Form S-8 of Edison International of our report dated June 23, 2023, relating to our audit of the financial statement 401(k) Savings Plan (the Plan) as of December 31, 2022, which appears in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Vasquez & Company LLP

Glendale, California
June 25, 2024